UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2005 (November 9, 2005)
King Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	0-24425	54-1684963
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

501 Fifth Street, Bristol, Tennessee	37620
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
On November 9, 2005, King Pharmaceuticals, Inc. (the “Company”) and Pain Therapeutics, Inc. (“PTI”) entered into a Collaboration Agreement to develop and commercialize PTI’s drug candidate Remoxy and other abuse-resistant opioid painkillers. Remoxy, which is being developed as an abuse-resistant version of long-acting oxycodone, is an investigational drug in late-stage clinical development for the treatment of severe to chronic pain.
Pursuant to the Collaboration Agreement, the Company and PTI will form a joint operating committee to oversee drug development and commercialization strategies for the alliance. PTI will retain sole control of all drug development activities in the United States through Phase II clinical trials. The Company and PTI will jointly manage Phase III clinical trials and New Drug Application submissions in the United States. The Company will have this responsibility outside the United States. Upon regulatory approval, the Company will assume sole control and responsibility for commercialization of Remoxy and other abuse-resistant opioid drugs that are developed from the collaboration. The Company has exclusive rights to commercialize Remoxy and the other abuse-resistant opioid drugs that are developed pursuant to the collaboration worldwide, other than in Australia and New Zealand. PTI retains development and commercial rights in Australia and New Zealand.
Under the terms of the Collaboration Agreement, the Company will make an upfront cash payment of $150 million to PTI. The Company may also make additional cash milestone payments based on the successful clinical and regulatory development of Remoxy and other abuse-resistant opioid products. These milestone amounts include a $15 million cash payment upon acceptance of a regulatory filing for Remoxy, and an additional $15 million cash payment upon U.S. Food and Drug Administration approval of Remoxy. The Company will pay all research and development expenses relating to the collaboration up to a maximum of $100 million and subject to certain other limitations. In addition, under the terms of a related License Agreement to be entered into subject to regulatory approval, the Company will record net sales of all products subject to the collaboration and pay PTI a 20% royalty on all such net sales, except for the first $1 billion in cumulative net sales on which the Company will pay PTI a royalty equal to 15% of such net sales. The Company is also responsible for the payment of third-party royalty obligations of PTI related to this strategic alliance.
The collaboration between the Company and PTI pursuant to the Collaboration Agreement and License Agreement is subject to customary regulatory approvals, including antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act.

The foregoing descriptions of the Collaboration Agreement and the License Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Collaboration Agreement and the License Agreement, copies of which will be filed with the Company’s Annual Report on Form 10-K for the twelve-month period ending December 31, 2005.
The press release announcing the Company’s entry into the collaboration with PTI is attached hereto as Exhibit 99.1 and incorporated herein by reference.
ITEM 8.01 Other Events.
On November 10, 2005, the Company issued a press release announcing its collaboration with Pain Therapeutics, Inc., the full text of which is attached hereto as Exhibit 99.1.
ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
99.1	Press release of the Company dated November 10, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

King Pharmaceuticals, Inc.
By:	/s/ Brian A. Markison

Brian A. Markison President and Chief Executive Officer

Date: November 16, 2005

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